Exhibit 10.17

Development and Manufacturing Agreement of Exosome Serum

The Development and Manufacturing Agreement of Exosome Serum is entered between SL Link Co., Ltd (“Party A”) and YC Biotech Co., Ltd. (“Party B “).

As Party A expects to develop the “Soft & Gentle Exosome Serum Development Program” (hereinafter referred to as the “Serum”), and intends to commission Party B to develop and manufacture the Serum, and to manufacture the products required by Party A in accordance with the specifications and quantities set by Party A, the two parties agreed to the following terms and conditions:

Article 1: Content of Consignment

1.	Party A consigns Party B to design, develop and manufacture Exo Serum, and to package as follows:

Item	Untaxed unit price (NT$)	Quantity
Super-Exo 700 billion units	11,429	6,600
Diamond-Exo 140 billion units	2,477	23,920
Gold-Exo “10 billion units +5% DMSO	286	333

2.	Both parties agree to complete the development and delivery within one year. If Party A wants to adjust the quantity of different serums during the contract period, Party B should be notified in advance of the actual items and quantities to be shipped. Party A should pay if the total amount of the shipment exceeds the contract.

Article 2: Contract Period

Both parties agree that the term of this contract shall be for one year commencing from February 9, 2023. If the essence has not been fully delivered at the expiration of the contract due to factors attributable to Party A, this contract shall be automatically extended for one year if there is no disagreement between the two parties.

Article 3: Confidentiality Clause

1.	From the effective date of the contract to three years after the completion of the entrusted subject matter in Article 1, Party A and Party B shall endeavor to maintain the business secrets of the other party, such as product specifications, descriptions, prices, manufacturing processes, and related technical information, which are known to the other party as a result of the signing of the contract, as far as possible, to the best of their ability. Without the written consent of the other party, A and B shall not share the business secrets to any other party. Party A and Party B shall also ensure that their employees, consultants or related partners shall have the same obligations as in this Article.

2.	In the event that this Agreement is terminated or terminated prematurely due to cancellation or termination of this Agreement, Party A and Party B agree to continue to have the obligations set forth herein for a period of three (3) years.

Article 4: Service Fees and Payment

1.	The total amount of this contract is NT$134,776,478 (before tax).

2.	After the signing of this contract, Party A shall pay Party B the following untaxed installments, and Party A shall pay all VAT taxes of invoices:

(a)	Pay the first installment of the signing fee as of NT$40,432,932 by February 18, 2023.

(b)	Pay 20% of the total contract amount for the second installment as of NT$26,955,296 by April 28, 2023.

(c)	Pay 20% of the total contract amount for the third installment as of NT$26,955,296 by June 30, 2023.

(d)	Pay 20% of the total contract amount for the fourth installment as of NT$26,955,296 by August 31, 2023.

(e)	Pay the fifth installment as of NT$13,477,658 by October 31, 2023 totaling.

1.	Party A and Party B agree to pay by transfer to Party B’s bank account as follows:

Beneficiary Bank: EnTie Commercial Bank Nanmen Branch

Beneficiary A/C Name: YC Biotech Co., Ltd.

Account No.: 033-12601535700

2.	If there is a major change in policy, market, technology, etc., and both parties do not breach the contract and want to terminate the agreement, one party to the agreement can give a written notice to the other party two months prior to termination, and the other party can also give a written notice to the other party. One of the parties may terminate the agreement by giving written notice to the other party two months in advance, and the agreement shall be terminated only with the consent of both parties. If the amount paid by Party A is greater than the amount of goods shipped, Party A may request Party B to return the difference to Party A after deducting the relevant costs, or to deliver the equivalent value of the essence goods.

Article 5: Dispute Handling

In the event of a dispute arising out of this Agreement, both parties shall first resolve the dispute in good faith; if the dispute cannot be resolved and there is a need for litigation, Party A and Party B agree that the Taipei District Court shall be the court of competent jurisdiction for the first trial in accordance with the laws of the Republic of China (R.O.C.).

Article 6: Additions and Amendments

After the signing of this contract, A and B may make additions and amendments in writing at any time. If any of the terms and conditions are invalid for any reason, it will not affect the validity of the other terms and conditions.

Article 7: Liability for Breach of Contract

In the event that either party is in breach of any of the provisions of this contract, the non-breaching party shall have the right to terminate this contract immediately if the breach is not remedied within a certain period of time after written notice from the other party; and in the event of any damages sustained as a result of such breach, the non-breaching party may be required to bear the responsibility of compensation for damages.

Article 8: Force Majeure

If a party is unable to perform this contract or is unable to perform in accordance with this contract due to flood, fire, wind, earthquake or any other cause not attributable to the party, the other party shall be exempted from its obligation to pay or shall not be liable for any delay.

Article 9: Effective Date

This Agreement and any future supplemental agreements signed by both parties shall constitute the entire agreement between the parties and supersede all prior oral or written agreements or commitments between the parties. This Agreement shall be in duplicate and of equal validity and shall be effective from the date of service specified herein after it has been signed by both parties.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement on the date first written above.

SL Link Co. Ltd.

By:	/s/ Ching-Dong Wang
	Name:	WANG, CHING-DONG
GUI number: 12737841
Address: 12 F., No. 287, Sec. 2, Guangfu Rd., East Dist., Hsinchu City, Taiwan (R.O.C.)
Telephone No.:+886 3516366

YC Biotech Co., Ltd

By:	/s/ Yu-Ming Lin
	Name:	LIN, YU-MING
GUI number: 89192889
Address: 17F., No. 3, Yuanqu St., Nangang Dist., Taipei City, Taiwan (R.O.C.)
Telephone No.:+886 226951268

Date: 2023.02.09

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